Exhibit 23(b)





Gulf Power Company:

         As independent public accountants, we hereby consent to the reference to our firm under the caption "Legal Opinions and Experts" in the Prospectus Supplement of Gulf Power Company dated November 6, 1996.





November 19, 1996


/s/ ARTHUR ANDERSEN LLP
    ARTHUR ANDERSEN LLP